EXHIBIT 17


                                                     Court File No. 07-CL-7120

                                     ONTARIO
                            SUPERIOR COURT OF JUSTICE
                                 COMMERCIAL LIST


THE HONOURABLE                        )   FRIDAY, THE 31ST
                                      )
MR. JUSTICE COLIN CAMPBELL            )  DAY OF AUGUST, 2007


IN THE MATTER OF THE COMPANIES' CREDITORS ARRANGEMENT ACT, R.S.C. 1985, c. C-36, AS AMENDED

AND IN THE MATTER OF A PROPOSED PLAN OR COMPROMISE OR ARRANGEMENT WITH RESPECT TO HOLLINGER INC., 4322525 CANADA INC. AND SUGRA LIMITED

                                                                      Applicants




                                      ORDER

      THIS MOTION, made by the Applicants for an Order extending the Stay Period defined in the Order of the Honourable Mr. Justice Morawetz dated August 1, 2007 (the "Initial Order") and come back motions brought by Sun-Times Media Group, Inc. ("STMG"), Davidson Kempner Capital Management LLC ("DK"), the Indenture Trustees, HSBC Bank USA, National Association and Delaware Trust Company, National Association (the "Trustees") for various relief, were heard this day at 330 University Avenue, Toronto, Ontario.

      ON READING the motion materials and the First Report of the Monitor and upon the consent of all parties appearing,




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1.    THIS COURT ORDERS that the time for service of this notice of motion is hereby abridged so that the motion is properly returnable today, and further,

that any requirement for service of the Notice of Motion on any party not served is hereby dispensed with.


2.    THIS COURT ORDERS that all capitalized terms not herein defined shall have the meanings set out in the Initial Order.


3.    THIS COURT ORDERS that the motions of the Applicants, STMG, DK and the

Trustees originally returnable on August 29, 2007 are hereby adjourned to

September 26, 2007.


4.    THIS COURT ORDERS all rights and positions of all parties existing as of

August 29, 2007, including come-back rights, are preserved to the hearing of the motions on September 26, 2007.


5.    THIS COURT ORDERS that the Stay Period in the Initial Order with respect to the Applicants is hereby extended to and including September 28, 2007.


6.    THIS COURT ORDERS that the Applicants, STMG, DK, the Trustees and all other parties interested in these proceedings shall comply with the provisions set out in the term sheets attached as Appendix "A" and "B" to this Order.


                                                       -----------------------



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IN THE MATTER OF THE COMPANIES' CREDITORS ARRANGEMENT ACT, R.S.C. 1985, c. C-36,
AS AMENDED


AND IN THE MATTER OF A PROPOSED PLAN OF COMPROMISE OR ARRANGEMENT WITH RESPECT TO HOLLINGER INC., 4322525 CANADA INC. AND SUGRA LIMITED

                                                       Court File No. 07-CL-7120
--------------------------------------------------------------------------------

                                                    ONTARIO
                                           SUPERIOR COURT OF JUSTICE
                                                COMMERCIAL LIST

                                            PROCEEDING COMMENCED AT
                                                    TORONTO



                               =================================================
                               =================================================

                                                     ORDER

                               =================================================
                               =================================================

                                             LENCZNER SLAGHT ROYCE
                                               SMITH GRIFFIN LLP
                                                  Barristers
                                                  Suite 2600
                                           130 Adelaide Street West
                                               Toronto, Ontario
                                                    M5H 3P5

                                      Peter H. Griffin (19527Q) 865-2921
                                     Monique J. Jilesen (43092W) 865-2926
                                              Tel: (416) 865-9500
                                              Fax: (416) 865-9010

                                         Solicitors for the respondent
                                              Ernst & Young Inc.





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                                  APPENDIX "A"




              HOLLINGER INC. CCAA PROCEEDINGS SETTLEMENT TERM SHEET
                     FOR MOTIONS RETURNABLE AUGUST 29, 2007

1. All settlement negotiations commencing August 29, 2007 and during the Interim Period (as defined below) involving all parties to these proceedings, court assisted or otherwise, are acknowledged to be without prejudice and confidential. The negotiations are not to be disclosed or relied upon in any proceeding(s).

2. The August 29, 2007 motions are adjourned to September 26, 2007. All rights and positions of all parties existing as of August 29, 2007, including come-back rights, are preserved to the hearing of the motions on September 26, 2007.

3.    Stay extension on consent to September 28, 2007.

4. The Parties (being DK, Indenture Trustees, STMG, the Applicants) and the CCAA Monitor ("Monitor") to attempt good faith settlement negotiations including with the assistance of Morawetz J. on September 10-11, 2007. Dates and parties subject to confirmation by Morawetz J.

5. Standstill on litigation proceedings against the Applicants in Canada and the United States from August 29, 2007 to 5 p.m. Friday, September 21st, 2007 (the "Standstill Period"), unless standstill ended on consent of the Applicants. No steps to be taken in either the Canadian or U.S. insolvency proceedings before 5 p.m. on Friday, September 21st (The class action/insurance settlement; the partial lift stay with respect to OSC and/or SEC proceedings and advice and directions necessary with respect to the interpretation and implementation of this agreement are excluded from the standstill).

6. The consent of the Indenture Trustees to the Standstill Period shall not be used against it by any of the Parties. Judge Walsh has adjourned the August 30, 2007 status conference to September 4, 2007 at 4 pm. The scheduling of the adequate protection motion will be addressed orally with Judge Walsh on Tuesday, with counsel making submissions as to the time required following the expiry of the standstill for preparation, etc. Whatever period of time Judge Walsh determines to be reasonable for the hearing of the motion following the expiry of the Standstill Period will be accepted by all parties. The Applicants agree (and the Indenture Trustees accept) that the Applicants' counsel will not be preparing or incurring expenses during the Standstill Period to prepare for the motion.

7. During the period August 29, 2007-September 28, 2007 (the "Interim Period") subject to any further order of the court made on September 26, 2007:

      a. Monitor will deliver updated cash flows/disclosure of retainers/accrued and unbilled legal fees/pre-filing component by end of week of August 31st;


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      b.    Monitor will deliver "waterfall" report, including Subsidiaries (as defined below), by September 7, 2007;

      c. Monitor to deliver weekly reporting on variances to August 31 cashflow;

      d. Applicants to deliver and Monitor to confirm delivery of written instructions confirming oral instructions to litigation counsel to stand down (subject to necessary preservation steps/subject to (f) below);

      e. No new retainers/mandates to litigation counsel without Monitor consent;

      f. Applicants shall make no payments for work done after instructions to cease work unless approved by the Monitor;

      g. Applicants to receive and deliver to Monitor weekly reporting from all counsel re: WIP/AR;

      h. Applicants shall make no payment of legal fees incurred pre-filing (net of retainers) without court order; and

      i. Applicants to make best efforts to maintain status quo with non-Applicant subsidiaries (10 Toronto/Domgroup/Holcay) ("Subsidiaries") including the following:

            i.    No payments made by Subsidiaries out of the ordinary course;

            ii. Legal fees of Subsidiaries to be curtailed as much as possible/only in the ordinary course for necessary steps including any litigation defence (including in respect of the motion currently scheduled for September 26, 2007 subject to an adjournment to October 4, 2007 or thereafter, regarding a claim by the administrator of the pension plan regarding 10 Toronto Street Inc.);

            iii.  No new encumbrances of Subsidiaries; and

            iv. Payments to Applicants from Subsidiaries to be consistent with August 31, 2007 cashflows.



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                                  APPENDIX "B"

VOTING OF SHARES: During the Standstill Period, each of Hollinger Inc. and 4322525 Canada Inc. (collectively, "Hollinger") agrees not to exercise its right to vote (or act by written consent) with respect to any shares of common stock of Sun-Times Media Group, Inc. ("STMG") beneficially owned by Hollinger provided STMG has not taken any actions, directly or indirectly, inconsistent with the Stockholder Written Consent in Lieu of Meeting of Hollinger, dated July 31, 2007, or has not otherwise interfered with Hollinger's changes to the STMG Board, including, without limitation, by amending the bylaws of STMG. Nothing herein shall prejudice the rights of the secured noteholders and the indenture trustees under the security agreement and the trust indenture including, without limitation, any argument denying the rights of Hollinger to vote such shares.

BOARD OF DIRECTORS: During the Standstill Period, each of Wesley Voorheis, William Aziz and Edward Hannah (the "Hollinger Directors") agree not to attend any meeting of the STMG Board of Directors or any committee thereof. Except for the Special Committee of the STMG Board (provided the mandate of the Special Committee is not expanded during the Standstill Period), STMG agrees to provide an agenda to the Hollinger Directors with advance notice of each such meeting reflecting the matters to be discussed or acted upon at such meeting. If such Hollinger Director, after receipt of a written opinion by independent legal counsel, has determined in good faith that attending the meeting of the STMG Board of Directors or any committee thereof and/or voting with respect to any matter is required by his fiduciary duties under applicable law to STMG stockholders other than solely Hollinger, then they shall each be entitled to attend such meeting and/or vote. During the Standstill Period, with the exception of the Special Committee (provided the mandate of the Special Committee is not expanded during the Standstill Period), STMG agrees that (1) no corporate action shall be taken at a meeting of the STMG Board of Directors other than with respect to the matters reflected on the agenda for such meeting and (2) any corporate actions purported to be taken at a meeting of the STMG Board of Directors other than matters reflected on the agenda for such meeting shall be void and of no effect.

Hollinger expressly acknowledges and agrees that it has requested the Hollinger Directors make such agreement in connection with the standstill arrangements forming part of this agreement to negotiate, and agrees to waive any claims it might otherwise have (as shareholder of STMG) against the Hollinger Directors for breach of fiduciary duties as a result of not attending or voting at any such meetings of STMG during the Standstill Period.

STMG expressly acknowledges and agrees that it has requested the Hollinger Directors make such agreement in connection with the standstill arrangements forming part of this agreement to negotiate, and agrees to waive any claims it might otherwise have against the Hollinger Directors for breach of fiduciary duties as a result of not attending or voting at any such meetings of STMG during the Standstill Period.

NO ACTIONS: During the Standstill Period STMG will not commence any action or take any proceedings against the Hollinger Directors, Brent Baird, Albrecht Bellstedt or Peter Dey.

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DELAY NOT TO BE HELD AS PREJUDICIAL: Forbearance from taking action by the
Hollinger Directors during the Standstill Period will not be used or held against them in relation to any steps or action they may thereafter seek to take in respect of STMG, including without limitation, causing a strategic process to be implemented in relation to STMG.